As filed with the Securities and Exchange Commission on November 2, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Regis Corporation
(Exact name of registrant as specified in its charter)

Minnesota	41-0749934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 3701 Wayzata Boulevard
Minneapolis, MN 55416
(Address of Principal Executive Offices) (Zip Code)

Stock Option Award Agreement (Inducement Grant)
Restricted Stock Unit Agreement (Inducement Grant)
(Full title of the plans)

Amanda P. Rusin
Senior Vice President, General Counsel
and Corporate Secretary
Regis Corporation
3701 Wayzata Boulevard, Minneapolis, Minnesota 55416
(952) 947-7777
 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐
Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
Common Stock, $0.05 par value	358,680	$6.53	$2,342,180	$255.54
Common Stock, $0.05 par value	358,680	$6.17	$2,213,056	$241.45
(1)The number of shares of common stock, $0.05 par value per share ("Common Stock"), registered represents an aggregate of 717,360 shares of Common Stock, issuable upon (a) the vesting and exercise of 358,680 stock options granted to Felipe A. Athayde, the Registrant's President and Chief Executive Officer, pursuant to a Stock Option Award Agreement (Inducement Grant) (the "Option Agreement") and (b) the vesting of 358,680 shares of restricted stock units granted to Mr. Athayde pursuant to a Restricted Stock Unit Agreement (Inducement Grant) (the "RSU Agreement" and together with the Option Agreement, the "Inducement Award Agreements"), each under New York Stock Exchange Rule 303A.08.
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement includes an indeterminate number of additional shares as may be issuable under anti-dilution provisions of the Inducement Award Agreements as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.
(3)Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rules 457(c) and 457(h)(1) under the Securities Act, based on (a) the option exercise price of $6.53 under the Option Agreement and (b) the average of the high and low prices per share of the Registrant's Common Stock on October 26, 2020 as quoted on the New York Stock Exchange for shares issuable under the RSU Agreement.

EXPLANATORY NOTE

As previously disclosed on a Form 8-K filed with the Securities and Exchange Commission (the "Commission") on September 8, 2020, Felipe A. Athayde was appointed as President and Chief Executive Officer and Director of Regis Corporation (the "Registrant"). In connection with Mr. Athayde's appointment, this Registration Statement on Form S-8 (this "Registration Statement") is being filed for the purpose of registering an aggregate of 717,360 shares of the Registrant's Common Stock issuable pursuant to the Inducement Award Agreements, granted on October 5, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which incorporates by reference certain portions of the Registrant's definitive proxy statement for the Registrant's 2020 Annual Meeting of Shareholders filed on September 16, 2020;
(2)The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020;
(3)The Registrant's Current Report on Form 8-K filed on September 8, 2020; and
(4)The description of the Registrant's Common Stock, included as Exhibit 4B of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate any information from Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or any exhibits to the extent furnished in connection with such items.

Item 4.  Description of Securities.

The Registrant’s Common Stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article X of the Registrant’s Restated Articles of Incorporation provides that the Registrant shall indemnify its directors for monetary damages for any breach of fiduciary duty as a director, except in certain instances. Additionally, Minnesota Statute Section 302A.521 provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, excise taxes, settlements and reasonable expenses incurred by such person in connection with the proceeding with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statute Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions as a director, officer, member of a board committee or employee of the corporation, reasonably believed the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons who, while directors, officers or employees of the corporation, were or are serving other organizations or employee benefit plans at the request of the corporation or whose duties for the corporation involve or involved service for other organizations or employee benefit plans, reasonably believed that the conduct was not opposed to the best interests of the corporation.

The Registrant also maintains a directors and officers insurance policy, which insures the Registrant and its officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7.  Exemption from Registration Claimed.

Not applicable. No securities are to be re-offered or resold pursuant to this Registration Statement.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation (as restated May 6, 2020) (Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed on May 8, 2020).
4.2	Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on May 8, 2020.)
5.1	Opinion of Amanda P. Rusin.
10.1	Stock Option Award Agreement (Inducement Grant), between Felipe A. Athayde and Regis Corporation, dated October 5, 2020.
10.2	Restricted Stock Unit Agreement (Inducement Grant), between Felipe A. Athayde and Regis Corporation, dated October 5, 2020.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Amanda P. Rusin (Included in Exhibit 5.1).
24	Power of Attorney.
101	Cover Page Interactive Data File (embedded with the Inline XBRL document).

Item 9.  Undertakings.

(A)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 2, 2020.

REGIS CORPORATION

By:	/s/ Amanda P. Rusin
Amanda P. Rusin
Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 2, 2020.

Signature	Title

/s/ Felipe A. Athayde *	President, Chief Executive Officer and Director
Felipe A. Athayde	(Principal Executive Officer and Director)

/s/ Kersten D. Zupfer	Executive Vice President, Controller and Chief Financial Officer
Kersten D. Zupfer	(Principal Financial Officer)

Daniel G. Beltzman	)
Virginia Gambale	)
David J. Grissen	)	The Board of Directors*
Mark Light	)
Michael J. Merriman	)
M. Ann Rhoades	)

*      Amanda P. Rusin, by signing her name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Amanda P. Rusin
Amanda P. Rusin, Attorney-in-Fact